Exhibit 10.76

July 2, 2003

Eva Goldenberg c/o Russ Berrie and Company, Inc. 111 Bauer Drive Oakland, NJ 07436

Dear Eva:

As you know, the Board of Directors of the Company has authorized the exploration of a possible sale of the Company, although no decision to effect a sale has been made and there can be no assurance that it will occur or as to the timing thereof.

The Board of Directors believes that your continued service as an executive and effective participation in the exploration of a possible sale is important to the Company.  Accordingly, the Board of Directors has determined that if an unaffiliated purchaser acquires substantially all of the Company’s outstanding stock or assets through a negotiated transaction on or before December 31, 2003, and you remain employed by the Company through the consummation of that transaction, you will be awarded a special bonus of One Hundred Thousand Dollars ($100,000).  (If for any reason you are not employed by the Company when the sale is consummated, you will not be entitled to any payment under this letter.)

The bonus contemplated above is in addition to any other compensation to which you may be entitled from the Company.  Nothing in this letter alters any of the terms of your employment with the Company or creates any obligation on the part of the Company to retain you as an employee.

Very truly yours,

/s/ Angelica Berrie
Angelica Berrie Chief Executive Officer